Global Green, Inc. Signs Agreement with Merial for Evaluation of Salmonella Vaccine and License Option

TALLAHASSEE, Fla--(BUSINESS WIRE)-- Global Green, Inc. (GOGC) announces today the signing of an agreement with Merial Ltd., the Animal Health Division of Sanofi, to conduct an internal evaluation of Global Green's patented Salmogenics vaccine technology. At the conclusion of the evaluation, Merial has the first option to enter into a license agreement with Global Green for the manufacture, distribution, and sale of the vaccine. Details of the evaluation agreement are confidential.

Salmogenics is the only patented salmonella vaccine injected into the egg before the chick is hatched. Salmogenics significantly reduces the presence of salmonella in the chicken. Salmonella is an anaerobic bacteria that may enter the digestive tract of humans and other mammals in contaminated food and cause abdominal cramps and pain, violent vomiting and diarrhea or severe dehydration; it can also enter the bloodstream which may lead to death.

The aim of the Salmogenics vaccine is to improve the immune system, health and welfare of the 40 billion broiler chickens in the world and to provide a healthier source of protein for humans in a more cost-effective manner. Salmogenics testing has demonstrated a stronger immune system against salmonella as well as increased weight gain and reduced mortality in poultry. Salmogenics could lessen the need for use of antibiotics, an essential benefit to both the poultry industry and, ultimately, consumers.

Dr. Mehran Ghazvini,  DC, NMD, Chairman and CEO of Global Green,  Inc.,  stated:
"This agreement with a world leader in the animal health sector, such as Merial, further confirms the significance of our patented Salmogenics vaccine technology. Our goal at Global Green, Inc. is to produce vaccines that improve early immunity in chickens and other animals, providing a safer and more cost-effective food source. Global Green, Inc.'s approach to animal health is to produce innovative, environmentally-safe products and solutions which enhance the health, well-being and performance of animals."

About Merial

Merial, a Sanofi company, is a world-leading, innovation-driven animal health company providing a comprehensive range of products to enhance the health, well-being and performance of a wide range of animals. With a total market share of more than 14 percent, Merial employs approximately 6,000 people and operates in more than 150 countries worldwide. Its 2012 sales were $2.8 billion. For more information, visit www.merial.com. For more information about Sanofi, visit http://www.sanofi.us/l/us/en/index.jsp.

About Global Green,  Inc.

Global Green, Inc. is a green bio-pharmaceutical company committed to identifying technology platforms and commercializing vaccines that contain natural organisms that are not genetically modified, utilizing pharmaceutical standards without the use of mercury. For more information, visit www.globalgreeninc.com.

Forward-Looking Statement

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties which include, among others, the inherent uncertainties associated with smaller reporting companies including, without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


Contact:
For Global Green, Inc.
Pam Lagano, 727-480-3082

plagano@globalgreeninc.com